UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): July 27, 2022

New Fortress Energy Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-38790	83-1482060
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

111 W. 19th Street, 8th Floor New York, NY	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (516) 268-7400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A common stock	“NFE”	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
☐ Emerging growth company
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Item 1.01.     Entry into a Material Definitive Agreement.

On July 27, 2022, New Fortress Energy Inc. (“NFE”), acting as Borrower, and certain subsidiaries of NFE, acting as Guarantors, entered into an Amendment and Restatement to the Uncommitted Letter of Credit and Reimbursement Agreement (“LC Facility”, and as amended and restated, the “A&R LC Facility”), dated as of July 16, 2021, with Natixis, New York Branch, as the Sole Lead Arranger and Documentation Agent, Natixis, New York Branch, as the ULCA Collateral Agent, Natixis, New York Branch, as the Administrative Agent, and Natixis, New York Branch and certain other financial institutions as Lenders and Issuing Banks for the provision of certain letters of credit to the Borrower and its subsidiaries. The A&R LC Facility was increased to an initial amount of $250,000,000, as may be increased by an additional principal amount of up to $100,000,000, subject to satisfaction of certain conditions. The A&R LC Facility provides for the issuance of letters of credit by the Lenders and Issuing Banks. The A&R LC Facility has a term of one year and will mature in 2023, with the potential for the Borrower to extend the maturity date.

The letters of credit and the proceeds thereof will be used to support or make payment on account of any default by the Borrower or any subsidiary account party in the performance of a commercial obligation under a non-financial agreement or arrangement relating to the performance of services, delivery of goods, or advance payment, or retention or warranty obligations, in each case in connection with business activities in the ordinary course of business of Borrower or such subsidiary, in each case, subject to applicable law and the terms of the A&R LC Facility.

The obligations under the A&R LC Facility are guaranteed, jointly and severally, subject to certain exceptions and thresholds, by each domestic subsidiary and foreign subsidiary that is a wholly-owned restricted subsidiary of the Borrower, other than (as defined in the A&R LC Facility) (i) any Qualified Liquefaction Development Entities, (ii) any Receivables Subsidiaries, (iii) any Immaterial Subsidiaries, (iv) any Captive Insurance Subsidiaries, (v) any not-for-profit or special purpose Subsidiaries and (vi) any Subsidiary with respect to which a guarantee would result in material adverse tax consequences, as reasonably determined by the Borrower (the “guarantors”). The obligations of the Borrower and the guarantors are senior secured obligations of the Borrower and the guarantors, secured on a first-priority basis by liens on the collateral, subject to permitted liens and certain other exceptions. The security interest of the secured parties under the A&R LC Facility in the collateral ranks pari passu with the security interest of the holders of the Company’s existing 6.750% Senior Secured Notes due 2025, the Company’s existing 6.50% Senior Secured Notes due 2026, and the Company’s Revolving Credit Facility, and an equal priority intercreditor agreement governs the treatment of such collateral.

The letters of credit bear interest at a rate equal to (i) a base rate equal to the higher of the rate last quoted by The Wall Street Journal as the “Prime Rate” and a rate tied to the Federal Reserve Bank of New York, plus 0.50%, plus (ii) an applicable margin of 2.25%.

The A&R LC Facility contains usual and customary representations and warranties, and usual and customary affirmative and negative covenants. The affirmative covenants include, among other things, delivery of financial statements, compliance certificates and notices, payment of taxes and other obligations, conduct of business and maintenance of existence, compliance with applicable laws and regulations, maintenance of properties and insurance, maintenance of books and records and provision of guarantees and collateral.

The negative covenants include limitations on restricted payments, dividends and other payment restrictions affecting subsidiaries, indebtedness, asset sales, transactions with affiliates, liens, mergers, consolidation or sale of all or substantially all assets, and maintenance of a total debt to capitalization ratio and a total first lien debt to adjusted EBITDA ratio (which latter covenant shall be tested only if the Borrower is required to test under the Company’s Revolving Credit Facility). The A&R LC Facility also contains usual and customary events of default (subject to grace periods), including non-payment of principal, interest, fees and other amounts; material breach of a representation or warranty; covenant defaults, acceleration of other material debt; material judgments; bankruptcy or insolvency; ERISA-related defaults; impairment of security or guarantees; and change of control.

The descriptions of the A&R LC Facility set forth in this Item 1.01 do not purport to be complete and are qualified in their entirety by reference to the full text of the A&R LC Facility a copy of which will be filed with the U.S. Securities and Exchange Commission as an exhibit to NFE’s Quarterly Report on Form 10-Q for the six months ending June 30, 2022.

Item 2.03.     Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03 insofar as it relates to the creation of a direct financial obligation of the Borrower.

Item 9.01.     Financial Statements and Exhibits.

Exhibit No.	Description
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

NEW FORTRESS ENERGY INC.

July 29, 2022	By:	/s/ Christopher S. Guinta
	Name:	Christopher S. Guinta
	Title:	Chief Financial Officer